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                                                                     Exhibit 5.1

                                                                November 7, 2001


American International Group, Inc.
70 Pine Street
New York, New York 10270

Ladies and Gentlemen:


     In connection with the registration under the Securities Act of 1933 (the "Act") by American International Group, Inc., a Delaware corporation (the "Company"), of $1,747,694,000 aggregate amount of Zero Coupon Convertible Senior Debentures Due 2031 (the "Securities"), and the shares of Common Stock, par value $2.50 per share, of the Company initially issuable upon conversion of the Securities (the "Shares"), I, as Vice President and Associate General Counsel of the Company, have examined such corporate records, certificates and other documents, and reviewed such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination and review, you are advised that, in my opinion, when the registration statement relating to the Securities and the Shares (the "Registration Statement") has become effective under the Act, the Indenture relating to the Securities has been duly authorized, executed and delivered, the terms of the





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Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and the Shares, when duly issued upon conversion of the Securities, will be validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading "Validity of the Debentures and Common Stock" in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.



                                        Very truly yours,


                                        /s/ KATHLEEN E. SHANNON
                                        _______________________

                                        Kathleen E. Shannon